EXHIBIT 99.1

NEWS RELEASE
August 14, 2003

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3500 Email: investor@onyxco.com

ONYX ACCEPTANCE DELAYS RELEASE OF OPERATING RESULTS

FOOTHILL RANCH, Calif., August 14, 2003 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today that the release of its operating results for the quarter and six months ended June 30, 2003, has been delayed along with its quarterly report on Form 10-Q. The Company expects to report its complete operating results and file its Form 10-Q on or before August 19, 2003.

Management and its independent accountants are reviewing the amortization method used for certain loan premiums. The basis of the review is to determine the appropriate timing, and, therefore, amount of amortization recorded. The periods under review are the third and fourth quarters of 2002, and the first quarter of 2003. The amount of amortization may potentially reduce previously reported earnings by approximately $700,000, net of taxes, spread over the three periods. The Company will have a corresponding increase in income in the forthcoming quarters as a result of a lower loan premium balance to be amortized. Restatement of operating results, if any, will not change previously reported cash flows or impact financial covenants with the Company’s lenders. Modification of the amortization will not have an impact on the Company’s current or future operating strategy.

While the presentation of complete financial results for the quarter and six months ended June 30, 2003, has been delayed, Onyx is providing the following operating results for the quarter and six months ended June 30, 2003:

Portfolio Performance:

Total delinquency as a percentage of the serviced portfolio decreased to 1.57% at June 30, 2003, from 2.58% at December 31, 2002. The reduction in delinquency is principally due to the Company’s efforts to improve borrower credit statistics. Annualized net charge-offs as a percent of the average serviced portfolio decreased to 2.19% during the second quarter of 2003, from 2.78% for the same period in 2002. For the six-months ended June 30, 2003 annualized net charge-offs were 2.39%, compared to 3.06% for the same period in 2002. The Company’s serviced repossessed inventory decreased to $16.0 million or 0.55% of serviced assets at the end of June 2003, from $20.5 million or 0.71% of serviced assets at December 31, 2002.

Contract Purchases:

Contract purchases for the quarter ended June 30, 2003 were $424.6 million, compared to $442.9 million for the second quarter 2002. For the six-month period ended June 30, 2003 contract purchases were $817.7 million, compared to $821.1 million for the same period in 2002. During this period of stable portfolio growth, the Company maintained its existing branch network, and continued to focus on a higher percentage of higher credit quality product. The average FICO scores for the second quarter and six-month period ended June 30, 2003 were 681 and 678, respectively, compared to 665 and 663 for the same periods in 2002.

Recent Developments:

The Company, through its renewable unsecured subordinated note program launched during the first quarter of 2002, raised $7.4 million in the second quarter of 2003. Additionally, in July 2003, the Company completed a securitization in the amount of $400 million with a weighted average investor rate of 2.17%.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the possible change in amortization policies, statements regarding the Company’s growth opportunities for 2003, the performance of the Company’s outstanding securitization transactions, the Company’s expected loss, charge-off and delinquency rates, and the continued availability of liquidity sources in coming quarters. Other important factors are detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarter ended March 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.